                                  EXHIBIT 11.1

                               PACKAGED ICE, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                          AND COMMON EQUIVALENT SHARE




                                           ------------------------------------------------------------------------------------
                                                  Three Months                 Six Months                    Year Ended
                                                 Ended June 30,               Ended June 30,                 December 31,
                                           ------------------------------------------------------------------------------------
                                              1997(a)         1996      1997(a)     1996(a)     1996(a)     1995(a)     1994(a)
                                              -------         ----      -------     -------     -------     -------     -------

Net loss                                   $(1,106,029)  $  85,871  $(1,698,206)  $(342,649)  $(990,432)  $(688,482)  $(721,913)
Add interest expense on convertible
demand notes                                                                505                   6,236
Less dividends on preferred stock:
   Series A
   Series B
                                           ------------------------------------------------------------------------------------
Loss applicable to common stock            $(1,106,029)  $  85,871  $(1,697,701)  $(342,649)  $(984,196)  $(688,482)  $(721,913)
                                           ====================================================================================

Weighted average common shares outstanding   3,631,038   2,826,371    3,231,789   2,826,371   2,826,371   2,682,261   2,614,681

Incremental shares attributable to
conversion of demand notes                                                5,814                   8,550

Incremental shares attributable to
outstanding stock options and warrants         796,972     272,769      530,406     272,769     272,822     174,293     124,724
                                           ------------------------------------------------------------------------------------
As adjusted for fully diluted calculation    4,428,010   3,099,140    3,768,010   3,099,140   3,107,743   2,856,554   2,739,405
Loss per common and common                 ====================================================================================
equivalent share:
  Primary                                  $     (0.30)  $   (0.03) $     (0.53)  $   (0.12)  $   (0.35)  $   (0.26)  $   (0.28)
  Fully-Diluted                                  (0.25)      (0.03)       (0.45)      (0.11)      (0.32)      (0.24)      (0.26)
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(a)  This calculation is submitted in accordance with Regulation S-K; although it is contrary to paragraphs 14, 30 and 40 of Accounting Principles Board
     Opinion No. 15 because it produces an antidilutive result.